Exhibit 99.1

(1)	The securities of the Issuer reported as beneficially owned represent the aggregate number of shares that are held of record by APSG Sponsor, L.P. (the “Sponsor”). AP Caps II Holdings GP, LLC (“Holdings GP”) is the general partner of the Sponsor. Apollo Principal Holdings III, L.P. (“Principal III”) is the sole member of Holdings GP. Apollo Principal Holdings III GP, Ltd. (“Principal III GP”) serves as the general partner of Principal III. Marc Rowan, Scott Kleinman and James Zelter are the directors of Principal III GP, and as such may be deemed to have voting and dispositive control of the securities held of record by the Sponsor.

Each of the reporting persons, and Messrs. Rowan, Kleinman and Zelter, disclaims beneficial ownership of any securities reported herein as held by the Sponsor, or that may be beneficially owned by any of the other reporting persons, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of each of the Sponsor and Holdings GP is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Rd., George Town, Cayman Islands, KY1-9008. The address of each of Principal III and Principal III GP is c/o Intertrust Corporate Services, (Cayman) Limited, 190 Elgin Avenue, George Town, Cayman Islands, KY1-9008. The address of each of Messrs. Rowan, Kleinman and Zelter is 9 West 57th Street, 43rd Floor, New York, New York 10019.

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